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                                      Exhibit 5
                         OPINION OF PRESTON GATES & ELLIS LLP



                                 December 30, 1997


Microsoft Corporation
One Microsoft Way
Redmond, WA 98052

     Re:  Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentleman:

     In connection with the registration of 1,000,000 shares of common stock, par value $.000025 per share (the "Common Shares"), of Microsoft Corporation (the "Company") with the Securities and Exchange Commission on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares which the Company may offer to Transferees (as defined in the Registration Statement) of vested, nonqualified stock options, which were granted to and transferred by members of the Company's Executive Committee and its Board of Directors pursuant to the Company's 1981 and 1991 Stock Option Plans and its Stock Option Plan for Non-Employee Directors, respectively, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that the Common Shares being registered are legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   PRESTON GATES & ELLIS LLP


                                   By  /s/ Richard B. Dodd
                                         Richard B. Dodd



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